Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Third Quarter Results

(Cincinnati; Nov. 4, 2015) — Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the third quarter of 2015.

Third Quarter Summary

•	Revenue was $742 million, down 1 percent as reported and up 2 percent on a constant currency basis compared with the prior year;

•	GAAP EPS from continuing operations of $0.55, compared with $0.28 in the prior year; adjusted EPS from continuing operations of $0.45, compared with $0.42 in the prior year;

•	Adjusted free cash flow of $17 million;

•	$28 million capital returned to shareholders via share repurchase and dividend.

“We delivered solid operating performance with constant currency revenue growth and strong new business signings,” said Andrea Ayers, president and CEO. “Volume increases with several existing and new clients offset volume fluctuations with a few clients in the third quarter. In support of new program ramps and recent client wins, we are investing in global infrastructure and agent training to drive excellence for our clients and deliver value for our shareholders. We are successfully executing our strategy for profitable growth and continue to expect revenue and earnings improvement for the full year. Based on our confidence in the business, we paid an eight-cent dividend and repurchased $20 million of our shares in the third quarter.”

Third Quarter Results – Continuing Operations

Revenue – Revenue was $742 million including $21 million adverse foreign currency impacts, a 1 percent decrease as reported and a 2 percent increase on a constant currency basis compared with $750 million in the same period last year.

Operating Income – GAAP operating income was $48 million, compared with $42 million in the same period last year. Excluding certain acquisition-related and other impacts discussed below, adjusted operating income was $62 million, compared with $63 million in the same period last year.

EBITDA – Adjusted EBITDA was $90 million, compared with $97 million in the same period last year. Adjusted EBITDA excludes certain acquisition-related and other impacts discussed below.

Tax Rate – The GAAP tax benefit of $17M includes tax items discussed in the acquisition-related and other impacts section below. On an adjusted basis, the effective tax rate of 16 percent was lower than expected due to benefits resulting from changes in the mix of income by jurisdictions.

Net Income – GAAP net income from continuing operations was $58 million, or $0.55 per diluted share, compared with $30 million, or $0.28 per share, in the same period last year. Excluding certain acquisition-related and other impacts discussed below, adjusted net income from continuing operations was $46 million, or $0.45 per diluted share, compared with $45 million, or $0.42 per diluted share, in the same period last year.

Share Repurchase – Convergys repurchased 0.9 million shares in the third quarter at a cost of $20 million.

Quarterly Dividend – Convergys paid a $0.08 per share quarterly dividend in October to holders of record at the close of business on September 18, 2015. The next dividend payment of $0.08 per share is scheduled to be made on January 8, 2016, to shareholders of record at the close of business on December 24, 2015.

Free Cash Flow – Adjusted free cash flow was $17 million, compared with $75 million in the same period last year. Adjusted free cash flow excludes Stream transaction-related cash payments of $4 million in the current quarter and net collection of $10 million in the same period last year.

Net Debt – At September 30, 2015, cash and short term investments were $188 million, debt maturing in one year was $4 million, and long term debt was $328 million. Net debt totaled $144 million at September 30, 2015, compared with $130 million at June 30, 2015, and $164 million at the end of the third quarter last year.

Acquisition-related and Other Impacts – GAAP third-quarter 2015 results include acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $5 million depreciation expense related to the fair value write-up of acquired property and equipment, $3 million Stream integration costs, a $17 million tax benefit from the reversal of a reserve related to a prior business acquisition, and a $4 million tax benefit due to an adjustment related to prior cash repatriation activities. Prior year third-quarter 2014 GAAP results included $7 million amortization expense for acquired intangible assets, and $6 million depreciation expense related to the fair value write-up of acquired property and equipment, $5 million Stream integration costs, and a $3 million non-cash pension settlement charge.

Reconciliation tables of GAAP to non-GAAP results are attached.

2015 Business Outlook

Convergys expectations for the remainder of the year include:

•	Reported fourth-quarter 2015 revenue of $750 million to $760 million, including approximately $15 million negative impact of foreign exchange rates compared with 2014 rates;

•	Fourth-quarter 2015 adjusted EBITDA of $98 million to $102 million;

•	Fourth-quarter 2015 adjusted effective tax rate of approximately 23 percent;

•	Diluted shares outstanding to approximate 104 million;

•	Fourth-quarter adjusted EPS of $0.45 to $0.50.

Not included in this outlook are acquisition-related impacts such as integration costs, intangible amortization and depreciation related to the fair value write-up of acquired property and equipment, and tax expense associated with cash repatriation. Also not included are impacts from future currency movements, non-cash pension settlement charges, significant discrete tax adjustments or any future share repurchase activities.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our failure to successfully acquire and integrate businesses; (iv) our inability to protect personally identifiable data against unauthorized access or unintended release; (v) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (vi) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vii) the effects of foreign currency exchange rate fluctuations; (viii) the failure to meet expectations regarding the tax treatment of acquired or divested businesses; (ix) adverse effects of litigation and other commitments and contingencies and (x) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding certain unusual, non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share from continuing operations excluding the items above, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Revenue growth is adjusted based on a mathematical model that translates current period revenue in local currencies using the comparable prior year period’s currency exchange rates. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures enhances the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance.

There is no material purpose for which we use these non-GAAP measures beyond those described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its Third Quarter 2015 Financial Results webcast at 9:00 a.m., Eastern time, Thursday, November 5. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link - http://tinyurl.com/3Q15ConferenceCall. This link will replay the webcast presentation through December 4. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, technical support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees, 125,000-strong in 31 countries around the world. Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months			For the Nine Months
	Ended September 30,		%	Ended September 30,		%
(In millions except per share amounts)	2015	2014	Change	2015	2014	Change
Revenues:
Communications	400.0	424.2	(6)	1,193.7	1,173.2	2
Technology	159.4	144.9	10	453.0	377.2	20
Financial Services	50.5	49.4	2	157.5	151.2	4
Other	131.7	131.0	1	394.6	390.0	1

Total Revenues	$741.6	$749.5	(1)	$2,198.8	$2,091.6	5
Costs and Expenses:
Cost of Providing Services and Products Sold	471.1	476.1	(1)	1,406.6	1,327.4	6
Selling, General and Administrative	175.9	177.5	(1)	513.5	499.1	3
Research and Development Costs	1.8	1.9	(5)	5.4	5.7	(5)
Depreciation	35.2	38.8	(9)	108.1	104.8	3
Amortization	6.6	7.3	(10)	20.6	17.6	17
Restructuring Charges	0.1	0.5	(80)	3.5	2.2	59
Gain on sale of real estate	—	—	NM	—	(1.6)	(100)
Transaction and Integration Costs	3.1	5.4	(43)	7.8	35.5	(78)

Total Costs and Expenses	693.8	707.5	(2)	2,065.5	1,990.7	4

Operating Income	47.8	42.0	14	133.3	100.9	32

Other (Expense) Income, net	(2.6)	0.3	NM	0.3	(1.6)	NM
Interest Expense	(4.6)	(5.9)	(22)	(13.9)	(15.6)	(11)

Income Before Income Taxes and Discontinued Operations	40.6	36.4	12	119.7	83.7	43
Income Tax (Benefit) Expense	(17.0)	6.4	NM	(6.1)	15.2	NM

Income from Continuing Operations, net of tax	57.6	30.0	92	125.8	68.5	84
Income from Discontinued Operations, net of tax benefit of $0.7 and $2.8, for the three months ended September 30, 2015 and 2014, respectively, and $0.5 and $2.7 for the nine months ended September 30, 2015 and 2014, respectively.	0.5	2.8	(82)	0.6	3.2	(81)

Net Income	$58.1	$32.8	77	$126.4	$71.7	76

Basic Earnings Per Common Share
Continuing Operations	$0.59	$0.30		$1.28	$0.68
Discontinued Operations	$0.00	$0.03		$0.00	$0.03

Net Basic Earnings Per Common Share	$0.59	$0.33		$1.28	$0.71

Diluted Earnings Per Common Share
Continuing Operations	$0.55	$0.28		$1.20	$0.65
Discontinued Operations	$0.01	$0.03		$0.01	$0.03

Net Diluted Earnings Per Common Share	$0.56	$0.31		$1.21	$0.68

Weighted Average Common Shares Outstanding
Basic	97.9	100.7		98.4	101.0
Diluted	104.1	105.2		104.6	105.7

Market Price Per Share
High	$26.22	$21.96		$26.56	$24.43
Low	$20.57	$17.69		$18.81	$17.69
Close	$23.11	$17.82		$23.11	$17.82

CONVERGYS CORPORATION

Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth

(In Millions Except Per Share Amounts)

	Three Months Ended September 30,
	2015	2014
Revenue	$741.6	$749.5
Revenue growth, as reported under U.S. GAAP	-1%
Foreign exchange impact (a)	3%

Constant currency revenue growth (a non-GAAP measure)	2%

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months Ended September 30,
	2015	2014
Operating income as reported under U.S. GAAP	$47.8	$42.0
Operating Margin	6.4%	5.6%
Depreciation of property & equipment write-up (b)	4.7	5.7
Amortization of acquired intangible assets (c)	6.6	7.3
Net pension and other post employment benefit plan charges(d)	—	2.9
Integration related expenses (e)	3.1	5.4

Total charges	14.4	21.3

Adjusted operating income (a non-GAAP measure)	$62.2	$63.3

Adjusted Operating Margin	8.4%	8.4%
Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$40.6	$36.4
Total operating charges from above	14.4	21.3

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$55.0	$57.7

Income from continuing operations, net of tax, as reported under U.S. GAAP	$57.6	$30.0
Total operating charges from above, net of tax	10.0	14.7
Release of uncertain tax positions (f)	(17.5)	—
Tax provision related to unremitted foreign earnings (g)	(3.7)	—
Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$46.4	$44.7

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.55	$0.28
Net impact of total charges included in continuing operations	(0.10)	0.14

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.45	$0.42

(a)	Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the euro, British pound, Australian dollar and the Canadian dollar.
(b)	During the three months ended September 30, 2015 and 2014, the Company recorded $4.7 and $5.7, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream.
(c)	During the three months ended September 30, 2015 and 2014 the Company recorded amortization expense of $6.6 and $7.3, respectively, related to acquired intangible assets.
(d)	During the three months ended September 30, 2014, the Company recorded pension plan settlement charges of $2.9 due to a high level of lump-sum payouts.
(e)	During the three months ended September 30, 2015 and 2014, the Company recorded $3.1 and $5.4, respectively, of integration expenses associated with Convergys’ integration of the acquired Stream operations. These expenses were primarily related to third-party consulting services and severance expense.
(f)	During the three months ended September 30, 2015, the Company recorded a $17.5 tax benefit associated with statute expirations for previous uncertain non-U.S. tax positions.
(g)	During the three months ended September 30, 2015, the Company recorded a $3.7 tax benefit for a change in estimate between tax previously accrued for the repatriation of foreign earnings and the actual taxes paid on the ultimate repatriation of such earnings.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Revenue growth is adjusted based on a mathematical model that translates current period revenue in local currencies using the comparable prior year period’s currency exchange rates. Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth

(In Millions Except Per Share Amounts)

	Nine Months
	Ended September 30,
	2015	2014
Revenue	$2,198.8	$2,091.6
Revenue growth, as reported under U.S. GAAP	5%
Foreign exchange impact (a)	3%

Constant currency revenue growth (a non-GAAP measure)	8%

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Nine Months Ended September 30,
	2015	2014
Operating income as reported under U.S. GAAP	$133.3	$100.9
Operating Margin	6.1%	4.8%
Net pension and other post employment benefit plan charges (b)	—	2.9
Gain on sale of real estate (c)	—	(1.6)
Depreciation of property & equipment write-up (d)	15.5	13.4
Amortization of acquired intangible assets (e)	20.6	17.6
Transaction related expenses (f)	—	14.7
Integration related expenses (g)	7.8	20.8

Total charges	43.9	67.8

Adjusted operating income (a non-GAAP measure)	$177.2	$168.7

Adjusted Operating Margin	8.1%	8.1%
Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$119.7	$83.7
Total operating charges from above	43.9	67.8

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$163.6	$151.5

Income from continuing operations, net of tax, as reported under U.S. GAAP	$125.8	$68.5
Total operating charges from above, net of tax	30.7	47.6
Release of uncertain tax positions (h)	(22.4)	—
Adjustment for state tax rate changes (i)	—	0.4
Tax benefit related to unremitted foreign earnings(j)	(3.7)	(1.5)

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$130.4	$115.0

Diluted EPS from continuing operations as reported under U.S. GAAP	$1.20	$0.65
Net impact of total charges included in continuing operations	0.05	0.44

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$1.25	$1.09

(a)	Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the euro, British pound, Australian dollar and the Canadian dollar.
(b)	During the nine months ended September 30, 2014, the Company recorded pension plan settlement charges of $2.9 due to a high level of lump-sum payouts.
(c)	During the nine months ended September 30, 2014, the Company recorded a gain of $1.6 resulting from the settlement of a contingency related to a previous real estate sale.
(d)	During the nine months ended September 30, 2015 and 2014, the Company recorded $15.5 and $13.4, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream.
(e)	During the nine months ended September 30, 2015 and 2014, the Company recorded amortization expense of $20.6 and $17.6, respectively, related to acquired intangible assets.
(f)	During the nine months ended September 30, 2014, the Company recorded $14.7 of transaction expenses associated with its acquisition of Stream, related to fees paid for third-party consulting services.
(g)	During the nine months ended September 30, 2015 and 2014, the Company recorded $7.8 and $20.8, respectively, of integration expenses associated with Convergys’ integration of the acquired Stream operations. These expenses were primarily related to third-party consulting services and severance expense.
(h)	During the nine months ended September 30, 2015, the Company recorded tax benefits of $22.4 associated with statute expirations for previous uncertain non-U.S. tax positions and favorable resolutions of tax audits.
(i)	During the nine months ended September 30, 2014, the Company recorded a one-time charge resulting from changes in the Company’s state tax rate applicable to deferred tax assets and liabilities. This change in rate resulted from the combination of the Convergys and Stream operations.
(j)	During the nine months ended September 30, 2015 and 2014, the Company recognized a $3.7 and $1.5 tax benefit for a change in estimate between tax previously accrued for the repatriation of foreign earnings and the actual taxes paid on the ultimate repatriation of such earnings.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months			For the Nine Months
	Ended September 30,		%	Ended September 30,		%
(In millions)	2015	2014	Change	2015	2014	Change
Income from Continuing Operations, net of tax	$57.6	$30.0	92	$125.8	$68.5	84
Depreciation and Amortization	41.8	46.1	(9)	128.7	122.4	5
Interest expense	4.6	5.9	(22)	13.9	15.6	(11)
Income tax (benefit) expense	(17.0)	6.4	NM	(6.1)	15.2	NM

EBITDA (a non-GAAP measure)	$87.0	$88.4	(2)	$262.3	$221.7	18

Gain on sale of real estate	—	—	NM	—	(1.6)	(100)
Net pension and other post employment benefit plan charges	—	2.9	(100)	—	2.9	(100)
Transaction related expenses	—	—	NM	—	14.7	(100)
Integration related expenses	3.1	5.4	(43)	7.8	20.8	(63)

Adjusted EBITDA (a non-GAAP measure)	$90.1	$96.7	(7)	$270.1	$258.5	4

EBITDA Margin	11.7%	11.8%		11.9%	10.6%
Adjusted EBITDA Margin	12.1%	12.9%		12.3%	12.4%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures enhances the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2015	2014
Assets
Cash and Cash Equivalents	$175.8	$198.9
Short-Term Investments	11.7	13.0
Receivables - Net	556.4	511.1
Other Current Assets	194.0	167.9
Property and Equipment - Net	349.2	367.8
Other Assets	1,215.7	1,257.8

Total Assets	$2,502.8	$2,516.5

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$4.0	$7.5
Other Current Liabilities	407.2	361.0
Other Liabilities	447.7	488.1
Long-Term Debt	327.7	368.4
Convertible Debentures Conversion Feature	63.3	64.3
Common Shareholders’ Equity	1,252.9	1,227.2

Total Liabilities and Shareholders’ Equity	$2,502.8	$2,516.5

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(In millions)	2015	2014	2015	2014
Net cash provided by operating activities	$49.9	$115.7	$182.7	$207.4
Capital expenditures	(36.8)	(30.2)	(88.4)	(86.5)

Free cash flow (a non-GAAP measure)	$13.1	$85.5	$94.3	$120.9
Stream acquisition - cash paid for transaction and integration related expenses (a)	4.1	4.7	11.0	34.1
Stream acquisition - cash received from escrow associated with future working capital settlement (a)	—	(15.0)	—	—
Cash paid for taxes related to repatriation of non-U.S. cash to partially fund the Stream acquisition (a)	—	—		27.4

Adjusted free cash flow (a non-GAAP measure)	$17.2	$75.2	$105.3	$182.4

(a)	Because these payments were associated with investment activity, we have excluded these amounts from our adjusted free cash flow calculation.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments, including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Net cash provided by operating activities	$49.9	$115.7	$182.7	$207.4
Net cash used in investing activities	(36.8)	(35.5)	(88.4)	(827.6)
Net cash (used in) provided by financing activities	(32.6)	(35.0)	(117.4)	268.0

Net (decrease) increase in cash	$(19.5)	$45.2	$(23.1)	$(352.2)